EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated August 2, 2016, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2016 Earnings
August 2, 2016, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended June 30, 2016 (“2016 Quarter”). Total revenue for the 2016 Quarter increased to $52.7 million from $51.7 million for the quarter ended June 30, 2015 (“2015 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $13.3 million for the 2016 Quarter from $12.9 million for the 2015 Quarter.
The Park Van Ness mixed-use development opened in May, and as of July 31, 2016, 130 apartment leases have been executed (48.0%). Concurrent with the opening in May, interest, real estate taxes and all other costs associated with the property, including depreciation, began to be charged to expense while revenue continues to grow as occupancy increases. As a result, net income for the 2016 Quarter was adversely impacted by $1.1 million.
Net income attributable to common stockholders increased to $7.5 million ($0.35 per diluted share) for the 2016 Quarter compared to $7.3 million ($0.35 per diluted share) for the 2015 Quarter.

Same property revenue increased $1.0 million (1.9%) and same property operating income increased $1.3 million (3.3%) for the 2016 Quarter compared to the 2015 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased $0.5 million (1.6%) primarily due to increased base rent. Mixed-use same property operating income increased $0.8 million (8.9%) primarily due to (a) higher other income ($0.3 million) and (b) lower provision for credit losses ($0.2 million).

As of June 30, 2016, 94.9% of the commercial portfolio was leased (not including the apartments at Clarendon Center and Park Van Ness), compared to 95.0% at June 30, 2015. On a same property basis, 95.1% of the portfolio was leased as of
June 30, 2016, compared to 95.0% at June 30, 2015. The apartments at Clarendon Center were 97.1% leased as of
June 30, 2016 compared to 98.8% as of June 30, 2015. The apartments at Park Van Ness were 34.7% leased as of
June 30, 2016.
For the six months ended June 30, 2016 (“2016 Period”), total revenue increased to $109.6 million from $103.8 million for the six months ended June 30, 2015 (“2015 Period”). Operating income increased to $29.6 million for the 2016 Period from $25.6 million for the 2015 Period. The increase in operating income was primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.4 million) and (b) higher property operating income, exclusive of the above lease termination ($2.8 million), partially offset by (c) higher depreciation and amortization of deferred leasing costs
($0.6 million) and (d) higher general and administrative expense ($0.6 million).
Net income attributable to common stockholders increased to $17.4 million ($0.81 per diluted share) for the 2016 Period compared to $14.4 million ($0.68 per diluted share) for the 2015 Period. The increase in net income attributable to common stockholders was primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.4 million) and (b) higher property operating income, exclusive of the above lease termination ($2.8 million), partially offset by (c) higher noncontrolling interests ($1.0 million), (d) higher depreciation and amortization of deferred leasing costs ($0.6 million) and (e) higher general and administrative expense ($0.6 million).

www.SaulCenters.com

Same property revenue increased 5.6% and same property operating income increased 7.2% for the 2016 Period compared to the 2015 Period. Shopping center same property operating income increased 6.6% and mixed-use same property operating income increased 9.3%. Shopping center operating income increased primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.4 million) and (b) higher base rent throughout the remainder of the portfolio
($1.6 million). Avenel Business Park was the primary contributor to improved mixed-use property operating income.
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) increased 1.6% to $21.0 million ($0.73 per diluted share) in the 2016 Quarter from $20.6 million ($0.73 per diluted share) in the 2015 Quarter. Concurrent with the opening of Park Van Ness in May, interest, real estate taxes and all other costs associated with the property began to be charged to expense while revenue continues to grow as occupancy increases. As a result, FFO for the 2016 Quarter was adversely impacted by $0.7 million. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items.
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) increased 11.4% to $45.3 million ($1.57 per diluted share) in the 2016 Period from $40.7 million ($1.43 per diluted share) in the 2015 Period. FFO available to common shareholders increased primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.4 million) and (b) higher property operating income, exclusive of the above lease termination ($2.8 million), partially offset by (c) higher general and administrative expenses
($0.6 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.6 million square feet of leasable area and (b) two land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Real estate investments
Land	$427,112	$424,837
Buildings and equipment	1,206,307	1,114,357
Construction in progress	7,327	83,516
	1,640,746	1,622,710
Accumulated depreciation	(440,499)	(425,370)
	1,200,247	1,197,340
Cash and cash equivalents	10,981	10,003
Accounts receivable and accrued income, net	48,508	51,076
Deferred leasing costs, net	26,371	26,919
Prepaid expenses, net	1,892	4,663
Other assets	7,456	5,407
Total assets	$1,295,455	$1,295,408

Liabilities
Notes payable	$784,402	$796,169
Revolving credit facility payable	10,956	26,695
Construction loan payable	61,460	43,641
Dividends and distributions payable	16,684	15,380
Accounts payable, accrued expenses and other liabilities	25,865	27,687
Deferred income	29,658	32,109
Total liabilities	929,025	941,681

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	215	213
Additional paid-in capital	318,778	305,008
Accumulated deficit and other comprehensive loss	(185,262)	(181,893)
Total Saul Centers, Inc. stockholders’ equity	313,731	303,328
Noncontrolling interests	52,699	50,399
Total stockholders’ equity	366,430	353,727
Total liabilities and stockholders’ equity	$1,295,455	$1,295,408

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	(unaudited)		(unaudited)
Base rent	$42,580	$41,876	$85,187	$83,355
Expense recoveries	7,892	7,797	17,450	16,529
Percentage rent	596	558	959	996
Other	1,642	1,480	6,040	2,919
Total revenue	52,710	51,711	109,636	103,799
Operating expenses
Property operating expenses	6,060	6,196	14,055	13,812
Provision for credit losses	384	414	816	660
Real estate taxes	6,137	5,876	12,071	11,777
Interest expense and amortization of deferred debt costs	11,655	11,353	22,744	22,759
Depreciation and amortization of deferred leasing costs	10,817	10,811	21,852	21,251
General and administrative	4,407	4,139	8,467	7,910
Acquisition related costs	—	—	—	21
Total operating expenses	39,460	38,789	80,005	78,190
Operating income	13,250	12,922	29,631	25,609
Change in fair value of derivatives	(3)	—	(10)	(6)
Gain on sale of property	—	11	—	11
Net Income	13,247	12,933	29,621	25,614
Income attributable to noncontrolling interests	(2,620)	(2,537)	(6,046)	(5,011)
Net income attributable to Saul Centers, Inc.	10,627	10,396	23,575	20,603
Preferred stock dividends	(3,094)	(3,094)	(6,188)	(6,188)
Net income attributable to common stockholders	$7,533	$7,302	$17,387	$14,415
Per share net income attributable to common stockholders
Basic and diluted	$0.35	$0.35	$0.81	$0.68

Weighted Average Common Stock:
Common stock	21,443	21,098	21,374	21,058
Effect of dilutive options	73	45	52	82
Diluted weighted average common stock	21,516	21,143	21,426	21,140

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net income	$13,247	$12,933	$29,621	$25,614
Subtract:
Gain on sale of property	—	(11)	—	(11)
Add:
Real estate depreciation and amortization	10,817	10,811	21,852	21,251
FFO	24,064	23,733	51,473	46,854
Subtract:
Preferred stock dividends	(3,094)	(3,094)	(6,188)	(6,188)
FFO available to common stockholders and noncontrolling interests	$20,970	$20,639	$45,285	$40,666
Weighted average shares:
Diluted weighted average common stock	21,516	21,143	21,426	21,140
Convertible limited partnership units	7,361	7,237	7,345	7,225
Average shares and units used to compute FFO per share	28,877	28,380	28,771	28,365
FFO per share available to common stockholders and noncontrolling interests	$0.73	$0.73	$1.57	$1.43

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net income	$13,247	$12,933	$29,621	$25,614
Add: Interest expense and amortization of deferred debt costs	11,655	11,353	22,744	22,759
Add: Depreciation and amortization of deferred leasing costs	10,817	10,811	21,852	21,251
Add: General and administrative	4,407	4,139	8,467	7,910
Add: Acquisition related costs	—	—	—	21
Add: Change in fair value of derivatives	3	—	10	6
Less: Gains on sale of property	—	(11)	—	(11)
Less: Interest income	(12)	(13)	(25)	(26)
Property operating income	40,117	39,212	82,669	77,524
(Add) Less: Acquisitions, dispositions and development property	(51)	327	121	509
Total same property operating income	$40,168	$38,885	$82,548	$77,015

Shopping centers	$30,509	$30,019	$63,584	$59,665
Mixed-Use properties	9,659	8,866	18,964	17,350
Total same property operating income	$40,168	$38,885	$82,548	$77,015